UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No. )

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Transgenomic, Inc.

 (Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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TRANSGENOMIC, INC.

12325 Emmet Street

Omaha, Nebraska 68164

Notice of Adjournment of Special Meeting of Stockholders

October 13, 2016

Dear Transgenomic, Inc. Stockholder,

You recently received proxy materials relating to a proposal to be voted on by the stockholders of Transgenomic, Inc. (the “Company”) at a Special Meeting of Stockholders to be held October 11, 2016. This important notice is to inform you that the Special Meeting has been adjourned until October 31, 2016 at 10:00 a.m. Pacific Time, to allow stockholders additional time to exercise their voting rights by submitting their voting instructions. The adjourned meeting will be held at the offices of Paul Hastings LLP, 4747 Executive Drive, 12th Floor, San Diego, California 92121.

This letter was sent to you because you hold shares of the Company as of September 8, 2016, the record date for the Special Meeting, and we have not yet received your vote. Please help us avoid further adjournments, phone calls, costs and additional mailing by promptly voting your shares.

For the reasons set forth in the proxy materials previously mailed to you, the Board of Directors of Transgenomic, Inc. recommends that you vote “FOR” the approval of the proposal to authorize the Company’s Board of Directors to, in its discretion, amend the Company’s Third Amended and Restated Certificate of Incorporation to effect a reverse stock split of the Company’s common stock at a ratio of between one-for-ten to one-for-thirty, such ratio to be determined by the Company’s Board of Directors.

Please exercise your stockholder rights and vote today! It is important that you vote, no matter how large or small your holdings may be.

The proxy statement and the form of proxy card are available at www.transgenomic.com

Additional Information

The Company has retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of $7,500 plus out-of-pocket expenses.

Sincerely yours,

/s/ PAUL KINNON

Paul Kinnon
President, Chief Executive Officer and Interim Chief
Financial Officer